Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE RAISES 2006 FINANCIAL GUIDANCE

Hickory, NC — (October 3, 2006)   CommScope, Inc. (NYSE:CTV) Chairman and Chief Executive Officer Frank Drendel will review the Company’s growth opportunities and discuss CommScope’s increased 2006 financial guidance when he meets with investors at the Merrill Lynch Small Cap Access Day in New York City on October 5.

CommScope management provided the following updated guidance for the third quarter and fourth quarter of 2006:

•                  For the third quarter of 2006, revenue is expected to be in the range of $460-$470 million and operating margin is expected to be in the 13.0%-14.0% range, excluding special items.   Stronger-than-expected shipments in all product segments, especially Enterprise, drove the improved sales guidance.  The Company’s previous third quarter guidance was revenue in the $420-$435 million range and operating margin in the 10.5%-11.5% range, excluding special items.

•                  The Company expects the third quarter book-to-bill ratio to be less than one primarily due to stronger-than-expected third quarter shipments.   As a result, for the fourth quarter the Company expects the slowdown in shipments of Enterprise and Carrier products to be greater than normal seasonal trends.

•                  For the fourth quarter of 2006, revenue is expected to be in the range of $370-$400 million and operating margin is expected to be in the 9.0%-10.0% range, excluding special items.

“We are pleased with our expected third quarter performance,” said Drendel. “We updated our revenue and operating income guidance primarily due to the strong third quarter sales volume.   While we do not expect to duplicate this strength in the fourth quarter, we expect to deliver solid year-over-year growth in sales and operating income.

“Over the longer term, we believe that CommScope’s strong and established competitive position in growing markets will help us achieve continued success in 2007.  We believe we are executing our strategy well and plan to continue building upon our leadership position in the ‘last mile’ of telecommunications,” Drendel added.

CommScope also announced that its wholly owned subsidiary, Connectivity Solutions Manufacturing, Inc. (CSMI), has closed on a previously announced agreement to sell real estate consisting of approximately 70 acres and a 580,000-sq. ft. building at the CSMI manufacturing facility located in Omaha, Nebraska.  The sales price for the land and building was approximately $11 million.  The sale will be recorded in the fourth quarter of 2006.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, global manufacturing initiatives, recent product-line acquisition, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “expectations,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “designed to,” “foreseeable future,” “believe,” “believes,” “think,” “thinks” and “scheduled” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through price increases; the challenges of executing our previously announced global manufacturing initiatives; the integration and expected synergies related to the acquisition of the MC2® product line from Trilogy Communications, Inc.; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products;  the risk that customers might cancel orders placed or that orders currently placed may affect orders in the future; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate and ability to recover amounts recorded as value-added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; regulatory changes affecting us or the industries we serve; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873